UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

February 24, 2016

Date of Report (Date of earliest event reported)

Viad Corp

(Exact name of registrant as specified in its charter)

Delaware	001-11015	36-1169950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1850 North Central Avenue, Suite 1900, Phoenix, AZ		85004-4565
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 207-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective February 24, 2016, Viad Corp (the “Company”) executed an amendment (the “Amendment”) to the Company’s $300,000,000 Amended and Restated Credit Agreement, dated as of December 22, 2014 (the “Credit Agreement”), by and among the Company and JPMorgan Chase Bank, National Association, BOKF, N.A., BMO Harris Bank, N.A., Bank of the West, N.A., Bank of America, N.A., KeyBank National Association, U.S. Bank National Association, and Wells Fargo Bank, N.A. (collectively, the “Lenders”).

The Amendment modifies the terms of the financial covenants and the negative covenants of the Credit Agreement related to acquisitions, restricted payments (e.g., dividends payments and share repurchases), and indebtedness.  The Amendment eliminates the scheduled limit decrease for the Company’s overall leverage ratio, as well as the scheduled limit increase for the fixed charge coverage ratio, as those terms are defined in the Credit Agreement, which are now 3.50 to 1.00 and 1.75 to 1.00, respectively, and will remain at those levels for the entire term of the Credit Agreement. Acquisitions in substantially the same or related lines of business are permitted under the Amendment, as long as the pro forma leverage ratio is less than or equal to 3.00 to 1.00.  Restricted payments, as that term is defined in the Credit Agreement, and unsecured debt are also allowed, as long as the Company’s pro forma leverage ratio is less than or equal to 2.50 to 1.00 and 3.00 to 1.00, respectively.  The restricted payments limit under the Amendment is separate from, and does not reduce, the maximum amount of shareholder dividend payments and share repurchases permitted each calendar year under the Credit Agreement. The liquidity covenant, which previously required the Company to have at least $100 million in liquidity in connection with restricted payments over $20 million per year, has been removed.

Other than in respect of the Credit Agreement, the Company and its affiliates do not have any material relationships with the Lenders, except for Chase Bank, National Association, and Bank of America, N.A., with which the Company has commercial banking relationships, and Wells Fargo Bank, N.A., which performs shareowner services for the Company and with which the Company has a commercial banking relationship.

The above description of the Amendment is qualified by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 4 and is incorporated by reference herein.  A copy of the Company’s press release relating to the Amendment, which is being furnished hereto as Exhibit 99, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On February 24, 2016, the Board approved amendments (the “Performance Unit Amendments”) to the Company’s Performance Unit Incentive Plan (the “Plan”) and form of Performance Unit Incentive Plan Agreement (the “Agreement”) that allow the Company to pay earned performance units in common stock of the Company.  Under the Performance Unit Amendments, which were adopted in accordance with the terms of the 2007 Viad Corp Omnibus Incentive Plan, the Human Resources Committee of the Board may, in its discretion, pay out all or a portion of earned performance units in common stock.  Previously, such payouts could only be made in cash.

The Performance Unit Amendments also clarify that all shares paid to executive officers of the Company under the Plan will be subject to existing transfer restrictions applicable to the Company’s restricted stock awards, including the prohibition against pledging and encumbering vested or earned common stock and the mandatory hold, net of taxes and during the officer’s employment term, on all vested or earned common stock transfers until and unless the executive officer is in compliance with the Company’s stock ownership requirements.

The above description of the Performance Unit Amendments is qualified by reference to the full text of the amendment to the Plan and the Agreement, copies of which are attached hereto as Exhibits 10.A and 10.B, respectively, and incorporated by reference herein.

Item 9.01FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description
4

Amendment No. 1, effective February 24, 2016, to the $300,000,000 Amended and Restated Credit Agreement, dated as of December 22, 2014, by and among Viad Corp, JPMorgan Chase Bank, N.A., as administrative agent, and the lender parties thereto.

10.A	Copy of Amendment to the Viad Corp Performance Unit Incentive Plan, as amended February 27, 2013 pursuant to the 2007 Viad Corp Omnibus Incentive Plan, effective as of February 24, 2016.

10.B	Copy of form of Viad Corp 2007 Omnibus Incentive Plan Performance Units Agreement, effective as of February 24, 2016.

99	Press Release dated March 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Viad Corp

(Registrant)

March 1, 2016	By:	/s/ Leslie S. Striedel
Leslie S. Striedel
Chief Accounting Officer